UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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ARCH CAPITAL GROUP LTD.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Wessex House
45 Reid Street	441 278 9250	Telephone
Hamilton HM 12, Bermuda	441 278 9255	Fax

March 31, 2006

Dear Shareholder:

I am pleased to invite you to the annual general meeting of the shareholders of Arch Capital Group Ltd. to be held on May 3, 2006, at 8:30 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton HM 12, Bermuda. The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting, please sign the enclosed proxy card and mail it promptly in the enclosed envelope.

Sincerely,

Paul B. Ingrey
Chairman of the Board

ARCH CAPITAL GROUP LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Notice is hereby given that the annual general meeting of the shareholders of Arch Capital Group Ltd. will be held on May 3, 2006, at 8:30 a.m. (local time), at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton HM 12, Bermuda, for the following purposes:

•       PROPOSAL 1:      To elect three Class II Directors to serve for a term of three years or until their respective successors are elected and qualified.

•       PROPOSAL 2:      To elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries.

•       PROPOSAL 3:      To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2006.

•       PROPOSAL 4:      To conduct other business if properly raised.

Only shareholders of record as of the close of business on March 28, 2006 may vote at the meeting.

Our audited financial statements for the year ended December 31, 2005, as approved by our Board of Directors, will be presented at this annual general meeting.

Your vote is very important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

This proxy statement and accompanying form of proxy are dated March 31, 2006 and are first being mailed to shareholders on or about April 3, 2006.

Dawna Ferguson
Secretary
Hamilton, Bermuda
March 31, 2006

THE ANNUAL GENERAL MEETING

We are furnishing this proxy statement to holders of our common shares in connection with the solicitation of proxies by our Board of Directors at the annual general meeting, and at any adjournments and postponements of the meeting.

Time and Place

The annual general meeting will be held at 8:30 a.m. (local time) on May 3, 2006 at The Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton HM 12, Bermuda.

Record Date; Voting at the Annual General Meeting

Our Board of Directors has fixed the close of business on March 28, 2006 as the record date for determination of the shareholders entitled to notice of and to vote at the annual general meeting and any and all postponements or adjournments of the meeting. On the record date, there were 73,822,670 common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated 252 holders of record and approximately 5,300 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by a properly executed proxy on each proposal put forth at the annual general meeting.

Limitation on Voting Under Our Bye-Laws

Under our bye-laws, if the votes conferred by shares of Arch Capital Group Ltd. (“ACGL” or the “Company”), directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.

There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares, including shares held by private equity investment funds affiliated with Warburg Pincus LLC (“Warburg Pincus funds”) and Hellman & Friedman LLC (“Hellman & Friedman funds”), that may be attributed to that person under the Code.

Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors.

In order to implement our bye-laws, we will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Quorum; Votes Required for Approval

The presence of two or more persons representing, in person or by properly executed proxy, not less than a majority of the voting power of our shares outstanding and entitled to vote at the annual general meeting is necessary to constitute a quorum. If a quorum is not present, the annual general meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual general meeting will be required for approval of each of the proposals, except that Proposal 1 will be determined by a plurality of the votes cast.

An automated system administered by our transfer agent will tabulate votes cast by proxy at the annual general meeting, and our transfer agent will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists.

Several of our officers and directors will be present at the annual general meeting and available to respond to questions. Our independent auditors are expected to be present at the annual general meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Voting and Revocation of Proxies

All shareholders should complete, sign and return the enclosed proxy card. All shares represented at the annual general meeting by properly executed proxies received before or at the annual general meeting, unless those proxies have been revoked, will be voted at the annual general meeting, including any postponement or adjournment of the annual general meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of each of the proposals described in this proxy statement.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

•       filing, including by facsimile, with the Secretary of the Company, before the vote at the annual general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares or

•       attending the annual general meeting and voting in person.

In order to vote in person at the annual general meeting, shareholders must attend the annual general meeting and cast their vote in accordance with the voting procedures established for the annual general meeting. Attendance at the annual general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual general meeting to Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda, Facsimile: (441) 278-9255, Attention: Secretary.

Solicitation of Proxies

Proxies are being solicited by and on behalf of the Board of Directors. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.

We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $4,500 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.

Other Matters

Our audited financial statements for the year ended December 31, 2005, as approved by our Board of Directors, will be presented at this annual general meeting.

As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual general meeting, other than as described in this proxy statement. If any other matters shall properly come before the annual general meeting or any adjournments or postponements of the annual general meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our Board of Directors and management.

Principal Executive Offices

Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda (telephone number: (441) 278-9250).

PROPOSAL 1—ELECTION OF DIRECTORS

Following the annual general meeting, the Board of Directors of ACGL will be comprised of 10 members, divided into three classes, serving staggered three-year terms. The Board of Directors intends to present for action at the annual general meeting the election of Constantine Iordanou, James J. Meenaghan and John M. Pasquesi, whose present terms expire this year, to serve as Class II Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board of Directors by the nominating committee of the Board. Mr. Peter Appel, who currently serves as a Class II director, has indicated that he will not stand for re-election following the completion of his current term. The Board has determined not to fill the vacancy at this time.

Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.

Nominees

Set forth below is information regarding the nominees for election:

Name	Age	Position
Constantine Iordanou	56	President and Chief Executive Officer of ACGL and Class II Director of ACGL
James J. Meenaghan	67	Class II Director of ACGL
John M. Pasquesi	46	Class II Director of ACGL

Constantine Iordanou has been president and chief executive officer of ACGL since August 2003 and a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. He holds an aerospace engineering degree from New York University.

James J. Meenaghan has been a director of the Company since October 2001. From October 1986 until his retirement in 1992, Mr. Meenaghan was chairman, president and chief executive officer of Home Insurance Companies. He also served as president and chief executive officer of John F. Sullivan Co. from 1983 to 1986. Prior thereto, Mr. Meenaghan held various positions over 20 years with the Fireman’s Fund Insurance Company, including president and chief operating officer and vice chairman of its parent company, American Express Insurance Services Inc. He holds a B.S. degree from Fordham University.

John M. Pasquesi has been vice chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the managing member of Otter Capital LLC, a private equity investment firm founded by him in January 2001. Prior to January 2001, Mr. Pasquesi was a managing director of Hellman & Friedman LLC since 1988. He holds an A.B. degree from Dartmouth College and an M.B.A. degree from Stanford Graduate School of Business.

Required Vote

A plurality of the votes cast at the annual general meeting will be required to elect the above nominees as Class II Directors of ACGL.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

Continuing Directors and Senior Management

The following individuals are our continuing directors:

Name	Age	Position	Term Expires*
Paul B. Ingrey	66	Chairman and Class I Director of ACGL	2008
Wolfe “Bill” H. Bragin	61	Class III Director of ACGL	2007
John L. Bunce, Jr.	47	Class III Director of ACGL	2007
Sean D. Carney	37	Class III Director of ACGL	2007
Kewsong Lee	40	Class I Director of ACGL	2008
David R. Tunnell	35	Class I Director of ACGL	2008
Robert F. Works	58	Class I Director of ACGL	2008

*                    Indicates expiration of term as a director of ACGL

Paul B. Ingrey has served as chairman of ACGL since April 2005 and as a director since October 2001. From April 2004 to March 2005, he served as vice chairman of ACGL. Prior to April 2004, Mr. Ingrey served as chief executive officer of Arch Reinsurance Ltd. (“Arch Re (Bermuda)”) from October 2001 and was elected chairman of Arch Re (Bermuda) in March 2002. He was retired from 1996 to 2001. Mr. Ingrey was the founder of F&G Re Inc., a reinsurance subsidiary of USF&G Corporation, and served as its chairman and chief executive officer from 1983 to 1996. Prior to that, he was senior vice president of Prudential Reinsurance, an underwriter of property and casualty reinsurance. He has also served as a director of USF&G Corporation (until its sale to The St. Paul Companies, Inc. in 1998) and E.W. Blanch Holdings, Inc., the holding company for E.W. Blanch Co., which provides risk management and distribution services through several subsidiaries (until its sale to Benfield Greig, the London-based international reinsurance broker, in April 2001) and he was formerly a director of Fairfax Financial Holdings Limited, an insurance and reinsurance company with a focus on property and casualty insurance until September 2002. He holds a B.A. degree from Colgate University and an M.B.A. degree from the School of Risk Management, Insurance and Actuarial Science of St. John’s University (formerly the College of Insurance).

Wolfe “Bill” H. Bragin has served as a director of ACGL since May 2002. He served as vice president of GE Asset Management from 1985 until his retirement in 2002. He also served as a managing director of GE Asset Management until 2002. Mr. Bragin had been employed by various affiliates of General Electric Company since 1974, including GE Capital (formerly known as GE Credit Corporation), specializing in equipment leasing and private investments, through 1984, and, thereafter, GE Asset Management’s Private Placement Group, specializing in private equity investments. Mr. Bragin has previously served as a director of both privately-held and publicly-traded companies. He holds a B.S. degree from the University of Connecticut and an M.B.A. degree from Babson Institute of Business Administration. Mr. Bragin was appointed to our Board of Directors pursuant to our shareholders agreement (“Shareholders Agreement”), which is an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2005 (“2005 Annual Report”).

John L. Bunce, Jr. has served as a director of ACGL since November 2001. Mr. Bunce is a managing director of Hellman & Friedman LLC, which he joined in 1988. Before joining Hellman & Friedman LLC,

Mr. Bunce was vice president of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He is also currently a director of National Information Consortium, Inc. He has served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, Western Wireless Corporation and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. degree from Stanford University and an M.B.A. degree from Harvard Business School. Mr. Bunce was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2005 Annual Report.

Sean D. Carney has served as a director of ACGL since July 2003. He has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001 and has been employed by Warburg Pincus since November 1996. From November 1995 to November 1996, Mr. Carney was employed by McKinsey & Company. Mr. Carney is also currently a director of DexCom, Inc. He holds an A.B. from Harvard College and an M.B.A from Harvard Business School. Mr. Carney was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2005 Annual Report.

Kewsong Lee has served as a director of ACGL since November 2001. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. His present service as a director includes membership on the boards of Knoll, Inc., Eagle Family Foods, Inc., TransDigm Group Inc. and several privately held companies. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Lee was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2005 Annual Report.

David R. Tunnell has been a director of ACGL since May 2002. He has served as a managing director of Hellman & Friedman LLC since 2003. Prior to joining Hellman & Friedman LLC in 1994, Mr. Tunnell was employed by Lazard Frères & Co. in New York from 1992 to 1994. Mr. Tunnell currently serves as chairman of Vertafore, Inc. and as a director of Blackbaud, Inc. and GeoVera Insurance Group Holdings, Ltd. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Tunnell was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2005 Annual Report.

Robert F. Works has been a director of ACGL since June 1999. Mr. Works was a managing director of Jones Lang LaSalle (previously LaSalle Partners) until he retired on December 31, 2001. He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the Property Management and Investment Management teams of the Eastern Region of the United States. Mr. Works was also manager for the Times Square Development Advisory and Chelsea Piers Lease Advisory on behalf of New York State and the President of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority until he retired on December 31, 2001. He holds a B.A. degree from the College of William and Mary.

The following individuals are our executive officers and members of senior management who do not serve as directors of ACGL.

Name	Age	Position
John D. Vollaro	61	Executive Vice President, Chief Financial Officer and Treasurer of ACGL
Marc Grandisson	38	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
Ralph E. Jones III	49	President and Chief Executive Officer of Arch Insurance Group Inc.
W. Preston Hutchings	49	Senior Vice President and Chief Investment Officer of ACGL
Mark D. Lyons	49	Executive Vice President and Chief Actuary of Arch Insurance Group Inc.
Nicolas Papadopoulo	43	President and Chief Executive Officer of Arch Re (Bermuda)
Louis T. Petrillo	40	President and General Counsel of Arch Capital Services Inc.
John F. Rathgeber	51	President and Chief Executive Officer of Arch Reinsurance Company

John D. Vollaro has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

Marc Grandisson has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005. Prior to November 2005, he served as president and chief executive officer of Arch Re (Bermuda) from February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

Ralph E. Jones III joined Arch Insurance Group Inc. (“Arch Insurance Group”) as president and chief executive officer on July 1, 2003. Mr. Jones has also served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL, since September 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of Insurance Companies since November 1999. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

W. Preston Hutchings has served as Senior Vice President and Chief Investment Officer of ACGL since August 2005. Prior to joining ACGL, Mr. Hutchings was Senior Vice President and Chief Investment Officer of RenaissanceRe Holdings Ltd. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Capital in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College in Clinton, New York, and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

Mark D. Lyons serves as executive vice president of group operations and chief actuary of Arch Insurance Group. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Nicolas Papadopoulo has served as president and chief executive officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as Chief Underwriting Officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a senior property underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including executive vice president and chief underwriting officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a fellow at the French Actuarial Society.

Louis T. Petrillo has been president and general counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was senior vice president, general counsel and secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was vice president and associate general counsel of ACGL’s reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

John F. Rathgeber has served as president and chief executive officer of Arch Reinsurance Company since April 2004 and as managing director and chief operating officer of Arch Reinsurance Company since December 2001. From 1998 until 2001, Mr. Rathgeber was executive vice president of the financial solutions business unit of St. Paul Re. From November 1992 until 1996, Mr. Rathgeber was employed as a vice president in the non-traditional underwriting department at F&G Re, and from 1996 until 1998, Mr. Rathgeber served as a senior vice president of non-traditional reinsurance. Prior to joining F&G Re, Mr. Rathgeber was employed by Prudential Re from 1980 until 1992. During that time, he held various underwriting positions, and from 1988 until 1992, Mr. Rathgeber was a director in the actuarial department. Mr. Rathgeber holds a B.A. from Williams College. He is also a chartered property and casualty underwriter, a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Composition of the Board of Directors

The Board of Directors is required to determine which directors satisfy the criteria for independence under the rules of the National Association of Securities Dealers, Inc. (the “NASD”). To be considered independent, a director may not maintain any relationship that would interfere with his or her independent judgment in completing the duties of a director. The rules state that certain relationships preclude a board finding of independence, including a director who is, or during the past three years was, employed by the company, and any director who accepts any payments from the company in excess of $60,000 during the current year or any of the past three years, other than director fees or payments arising solely from investments in the company’s securities. The rules specifically provide that ownership of company stock by itself would not preclude a board finding of independence. Following the annual general meeting, our Board of Directors will consist of 10 directors, including eight non-employee directors. John M. Pasquesi, one of the non-employee directors, is a former employee who concluded his services as an employee on October 23, 2003 and, therefore, may not be considered independent until October 23, 2006 under applicable NASD rules. Our Board of Directors has concluded that the remaining seven non-employee directors are independent in accordance with the director independence standards set forth in Rule 4200 of the rules of the NASD: Wolfe “Bill” H. Bragin, John L. Bunce, Jr., Sean D. Carney, Kewsong Lee, James J. Meenaghan, David R. Tunnell and Robert F. Works.

Pursuant to the Shareholders Agreement entered into in connection with the capital infusion in November 2001, the Warburg Pincus funds and the Hellman & Friedman funds are entitled to nominate a prescribed number of directors based on the respective retained percentages of their preference shares purchased in November 2001. Currently, our Board includes three directors nominated by the Warburg Pincus funds and two directors nominated by the Hellman & Friedman funds. As long as the Warburg Pincus funds retain at least 75% of their original investment and Hellman & Friedman funds retain at least 60% of their original investment (or, depending upon the size of the Board, at lower retained percentages), these shareholders together will be entitled to nominate a majority of directors to our Board. Messrs. Bragin, Carney and Lee are the designees of the Warburg Pincus funds, and Messrs. Tunnell and Bunce are the designees of the Hellman & Friedman funds.

Meetings and Committees of the Board of Directors

The Board of Directors held four meetings during 2005. The Board of Directors has established standing audit, compensation, executive, finance and investment, nominating and underwriting oversight committees. Each of the committees, except for the underwriting oversight committee, has a written charter, which are posted on our website at www.archcapgroup.bm. None of the material on our website is incorporated herein by reference. Each director attended 75% or more of all meetings of the Board and any committees on which the director served during fiscal year 2005. Directors are encouraged but not required to attend our annual general meetings of shareholders. Ten of the 11 directors at the date of the 2005 annual general meeting attended that meeting.

As long as at least one representative of the Warburg Pincus funds is on the Board of Directors, each board committee will include at least one representative of the Warburg Pincus funds, and as long as at least one representative of the Hellman & Friedman funds is on the Board, each board committee will include at least one representative of the Hellman & Friedman funds. The foregoing is subject to the restrictions on service on the audit committee under the rules of the NASD and the Securities and Exchange Commission (the “SEC”).

Audit Committee

The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements. In 2005, our Board of Directors adopted a revised written charter for the audit committee. The audit committee currently consists of James J. Meenaghan (chairman), Wolfe “Bill” H. Bragin and Robert F. Works. All of such audit committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Meenaghan qualifies as an “audit committee financial expert” under the rules of the SEC. The audit committee held five meetings during 2005. The report of the audit committee begins on page 11.

Compensation Committee

The compensation committee of the Board of Directors approves the compensation of our senior executives and has overall responsibility for approving and evaluating, and making recommendations to the Board regarding, our officer compensation plans, policies and programs. The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan and Robert F. Works. All of such compensation committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of compensation committees. None of the members of the committee are or have been officers or employees of the Company. In addition, no executive officer of the Company served on any Board of Directors or compensation committee of any entity (other than ACGL) with which any member of our Board serves as an executive officer. The compensation committee held four meetings during 2005. The report of the compensation committee begins on page 21.

Executive Committee

The executive committee of the Board of Directors may generally exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of our business and affairs, unless the Board of Directors otherwise determines. The executive committee currently consists of Kewsong Lee (chairman), John L. Bunce, Jr., Paul B. Ingrey and Constantine Iordanou. The executive committee did not meet during 2005.

Finance and Investment Committee

The finance and investment committee of the Board of Directors oversees the Board of Directors’ responsibilities relating to the financial affairs of the Company and recommends to the Board financial policies, strategic investments and overall investment policy, including review of manager selection, benchmarks and investment performance. Following the annual general meeting, the finance and investment committee will consist of John M. Pasquesi (chairman), John L. Bunce, Jr., Sean D. Carney, Constantine Iordanou, Kewsong Lee and James J. Meenaghan. The finance and investment committee held four meetings during 2005.

Nominating Committee

The nominating committee of the Board of Directors is responsible for identifying individuals qualified to become directors and recommending to the Board the director nominees for consideration at each annual meeting of shareholders. The nominating committee currently consists of Kewsong Lee (chairman), Wolfe “Bill” H. Bragin, John L. Bunce, Jr., Sean D. Carney, James J. Meenaghan, David R.

Tunnell and Robert F. Works. All of such nominating committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of nominating committees. The nominating committee held one meeting during 2005.

When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the nominating committee will consider recommendations from Board members, management and others, including shareholders. In general, the committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities. A shareholder who wishes to recommend a director candidate for consideration by the nominating committee should send such recommendation in writing to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda and should comply with the advance notice requirements set forth in our bye-laws, as described under the caption “Shareholder Proposals for the 2007 Annual General Meeting.” As described in more detail on page 37, every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the nominating committee. It is the policy of the committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the above procedures on the same basis as candidates that are suggested by our Board.

The nominating committee has not paid a fee to third parties in connection with the identification and evaluation of nominees, nor has it rejected a candidate recommended by a 5% shareholder, but, in each case, reserves the right to do so.

Underwriting Oversight Committee

The underwriting oversight committee of the Board of Directors assists the Board by reviewing the underwriting activities of our insurance and reinsurance subsidiaries. The underwriting oversight committee currently consists of Paul B. Ingrey (chairman), Sean D. Carney, John M. Pasquesi and David R. Tunnell. The underwriting oversight committee held four meetings in 2005.

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda. All shareholder communications will be compiled by the Corporate Secretary for review by the Board of Directors.

Report of the Audit Committee of the Board of Directors

The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements. The audit committee operates under a written charter, which is included as Appendix A to this proxy statement.

It is not the responsibility of the audit committee to plan or conduct audits or to determine that ACGL’s financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles (“GAAP”). This is the responsibility of management and the independent public registered accounting firm. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by ACGL from time to time which seek to ensure that the business of ACGL is conducted in an ethical and legal manner.

The audit committee has reviewed and discussed the consolidated financial statements of ACGL and its subsidiaries set forth in Item 8 of our 2005 Annual Report, management’s annual assessment of the effectiveness of ACGL’s internal control over financial reporting and PricewaterhouseCoopers LLP’s opinion on the effectiveness of internal control over financial reporting and on management’s annual assessment of ACGL’s internal control over financial reporting, with management of ACGL and PricewaterhouseCoopers LLP, independent registered public accounting firm for ACGL.

The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, which includes, among other items, matters relating to the conduct of an audit of ACGL’s financial statements.

The audit committee has received the written confirmation from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP their independence from ACGL.

Based on the review and discussions with management of ACGL and PricewaterhouseCoopers LLP referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has recommended to the Board of Directors that ACGL publish the consolidated financial statements of ACGL and subsidiaries for the year ended December 31, 2005 in our 2005 Annual Report.

AUDIT COMMITTEE James J. Meenaghan (chairman) Wolfe “Bill” H. Bragin Robert F. Works

Summary Compensation Table

The following table sets forth information regarding compensation paid to our executive officers for services rendered during fiscal years 2005, 2004 and 2003.

						Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation ($)(2)	Restricted Share Award(s) ($)(3)		Securities Underlying Options (#)	All Other Compensation ($)(4)
Constantine Iordanou	2005	1,000,000	2,500,000		261,163	1,125,400		150,000	148,293
President and Chief	2004	1,000,000	2,500,000		221,798	740,810		120,000	145,093
Executive Officer	2003	1,000,000	937,504	(1)	18,443	562,496	(1)	—	141,116
of ACGL and Class II
Director of ACGL
John D. Vollaro	2005	500,000	1,000,000		182,633	337,620		40,000	75,793
Executive Vice President,	2004	480,000	744,000		151,228	233,940		40,000	76,565
Chief Financial Officer and	2003	450,000	675,000		101,208	—		—	63,804
Treasurer of ACGL
Marc Grandisson	2005	494,422	661,302	(6)	167,592	2,920,810		100,000	23,910
Chairman and Chief	2004	451,750	603,909	(6)	156,837	194,950		32,000	32,339
Executive Officer of Arch	2003	427,000	423,529	(1)(6)	145,762	90,216	(1)	—	23,614
Worldwide Reinsurance
Group(5)
Ralph E. Jones III	2005	625,000	850,000		86,229	337,620		30,000	68,350
President and Chief	2004	625,000	850,000		100,126	233,940		40,000	87,130
Executive Officer of Arch	2003	300,000	187,514	(1)	38,760	1,847,987	(1)	100,000	32,790
Insurance Group Inc.(7)
Louis T. Petrillo	2005	350,000	367,500		—	126,608		14,000	26,850
President and	2004	325,000	377,813		—	194,950		24,000	26,230
General Counsel of Arch	2003	300,000	319,981		—	—		—	25,550
Capital Services Inc.

(1)          A portion of the 2003 performance bonus for each of Messrs. Iordanou, Jones and Grandisson was paid in the form of common shares or common share units vesting in four equal installments on February 26, 2004, 2005, 2006 and 2007 aggregating as follows: (a) Mr. Iordanou—$750,000 in cash and $750,000 in common shares; (b) Mr. Grandisson—$402,457 in cash and $120,288 in common shares; and (c) Mr. Jones—$150,018 in cash and $149,982 in common share units. The restricted share units granted to Mr. Jones will be settled in common shares of ACGL after the termination of Mr. Jones’ employment as provided in the award agreement. The portion of such award vested on the date of grant is reflected in the “Bonus” column, and the portion of the award not vested on the date of grant is reflected in the “Restricted Share Award” column.

(2)          The following amounts relate to reimbursement of housing expenses for employees located in Bermuda: (a) $171,412, $162,111 and $5,685 to Mr. Iordanou for 2005, 2004 and 2003, respectively; (b) $128,983, $127,923 and $63,499 to Mr. Vollaro for 2005, 2004 and 2003, respectively; and (c) $132,000, $134,031 and $126,000 to Mr. Grandisson for 2005, 2004 and 2003, respectively. Also includes reimbursement of certain tax costs in the amounts of (A) $27,074, $13,295 and $10,688 to Mr. Iordanou for 2005, 2004 and 2003, respectively; (B) $21,631, $11,160 and $10,688 to Mr. Vollaro for 2005, 2004 and 2003, respectively; and (C) $10,925, $11,160 and $10,688 to Mr. Grandisson for 2005, 2004 and 2003, respectively. With respect to Mr. Jones, the amounts indicated reflect reimbursement of (i) $56,351 for housing expense and $29,878 for related tax costs in 2005, (ii) $60,626 for housing expenses and $39,500 for related tax costs in 2004 and (iii) $25,000 for housing expenses and $13,760 for related tax costs in 2003.

(3)          The value of each restricted share award is based upon the closing price of the common shares as reported on the NASDAQ National Market as of the grant date of such award. As of December 31, 2005, an aggregate of 419,175 unvested restricted common shares and units, with an aggregate value of $22,949,832, were held by the named executive officers as follows: (a) Mr. Iordanou—344,678 shares and units, with an aggregate value of $18,871,121, which includes 325,000 shares (vesting on December 31, 2006), 8,928 shares (vesting based on the schedule described in footnote 1 above), 6,333 shares (vesting on September 22, 2006) and 4,417 units (vesting on February 20, 2006); (b) Mr. Vollaro—2,000 shares, with a value of $109,500 (which shares vest on September 22, 2006); (c) Mr. Grandisson—66,561 shares, with a value of $3,644,215, which includes 50,000 shares (vesting on December 31, 2008), 12,500 shares (vesting on October 23, 2006), 963 shares (vesting on February 20, 2006), 1,432 shares (vesting based on the schedule described in footnote 1 above) and 1,666 shares (vesting on September 22, 2006); (d) Mr. Jones—3,785 units, with a value of $207,229 which includes 1,785 units (vesting based on the schedule described in footnote 1 above) and 2,000 units (vesting on September 22, 2006); and (e) Mr. Petrillo—2,151 shares, with a value of $117,767, which includes 485 shares (vesting on February 20, 2006) and 1,666 shares (vesting on September 22, 2006). The restricted share units granted to Messrs. Iordanou and Jones will be settled in common shares of ACGL after the termination of their employment as provided in the award agreements. During the vesting period, cash dividends (if any) would be paid on outstanding shares of restricted stock and credited with respect to restricted share units. Stock dividends issued with respect to such shares (if any) would be subject to the same restrictions and other terms and conditions that apply to restricted shares with respect to which such dividends are issued.

(4)          Includes: (1) matching contributions under an employee 401(k) plan in the amounts of (A) $9,450, $9,225 and $9,000 to Mr. Iordanou for 2005, 2004 and 2003, respectively; (B) $9,450, $9,225 and $9,000 to Mr. Vollaro for 2005, 2004 and 2003, respectively; (C) $9,450 and $9,225 to Mr. Jones for 2005 and 2004, respectively; and (D) $9,450, $9,225 and $9,000 to Mr. Petrillo for 2005, 2004 and 2003, respectively; (2) pension contributions in the amounts of (A) $16,500, $16,105 and $15,650 to Mr. Iordanou for 2005, 2004 and 2003, respectively; (B) $16,500, $16,105 and $15,650 to Mr. Vollaro for 2005, 2004 and 2003, respectively; (C) $20,000, $20,000 and $20,000 to Mr. Grandisson for 2005, 2004 and 2003, respectively; (D) $16,500, $16,105 and $10,650 to Mr. Jones for 2005, 2004 and 2003, respectively; and (E) $16,500, $16,105 and $15,650 to Mr. Petrillo for 2005, 2004 and 2003, respectively; (3) contributions under an executive supplemental non-qualified savings and retirement plan in the amounts of (A) $114,550, $115,275 and $116,000 to Mr. Iordanou for 2005, 2004 and 2003, respectively; (B) $42,050, $39,875 and $36,250 to Mr. Vollaro for 2005, 2004 and 2003, respectively; and (C) $41,500, $60,900 and $21,750 to Mr. Jones for 2005, 2004 and 2003, respectively; and (4) term life insurance premiums in the amounts of (A) $7,793, $4,488 and $466 to Mr. Iordanou for 2005, 2004 and 2003, respectively; (B) $7,793, $11,360 and $2,904 to Mr. Vollaro for 2005, 2004 and 2003, respectively;  (C) $3,910, $12,339 and $3,614 to Mr. Grandisson for 2005, 2004 and 2003, respectively; (D) $900, $900 and $390 to Mr. Jones for 2005, 2004 and 2003, respectively; and (E) $900, $900 and $900 to Mr. Petrillo for 2005, 2004 and 2003, respectively.

(5)          Mr. Grandisson has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group since November 2005. Previously, he served Arch Re (Bermuda) as president and chief executive officer from February 2005 to November 2005, president and chief operating officer from April 2004 to February 2005 and senior vice president, chief underwriting officer and chief actuary from October 2001 to April 2004.

(6)          Under our incentive compensation plan, a bonus pool for performance has been established for designated officers who are part of our reinsurance operations and insurance operations. Under the plan, bonus pools will be recalculated annually, and any resultant payments will be made to plan participants over a 10-year development period.

(7)          Mr. Jones joined Arch Insurance Group as president and chief executive officer on July 1, 2003.

The following table provides information regarding grants of stock options made during fiscal year 2005 to the named executive officers. In accordance with SEC rules, the stock options granted to the named executive officers in February 2006, which are outlined in the above Summary Compensation Table, are not included in the following table.

Option Grants in Last Fiscal Year

Potential Realizable Value at
Assumed Annual Rates of
Stock Price Appreciation
	Individual Grants				For Option Term(3)
	Number of	% of Total
	Securities	Options
	Underlying	Granted to
	Options	Employees in	Exercise or
	Granted	Fiscal	Base Price	Expiration
Name	(#)(1)	Year(2)	($/Sh)	Date	5%	10%
Marc Grandisson	80,000	26.14%	$55.04	11/15/2015	$2,769,149	$7,017,567

(1)          The option grant was made to Mr. Grandisson in connection with his promotion to the position of chairman and chief executive officer of Arch Worldwide Reinsurance Group. The options will vest on December 31, 2008, subject to the terms of the award agreement.

(2)          Pursuant to applicable SEC rules, percentages listed are based on options to purchase a total of 306,000 common shares granted to employees during fiscal year 2005.

(3)          Potential realizable value is calculated based on an assumption that the fair market value of our common shares appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant until the end of the option term. The 5% and 10% assumed rates are mandated by the SEC for purposes of calculating realizable value and do not represent our estimates or projections of future share prices.

The following table provides information regarding the number and value of options held by each of our named executive officers as of December 31, 2005. No options were exercised by any of the named executive officers during 2005. In accordance with SEC rules, the stock options granted to the named executive officers in February 2006, which are outlined in the above Summary Compensation Table, are not included in the following table.

Aggregated 2005 Fiscal Year-End Option Values

	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the- Money Options at December 31, 2005(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Constantine Iordanou	505,000	40,000	$14,541,250	$630,000
John D. Vollaro	111,667	13,333	$2,923,255	$209,995
Marc Grandisson	58,837	90,666	$1,639,136	$167,990
Ralph E. Jones III	126,667	13,333	$2,424,005	$209,995
Louis T. Petrillo	103,800	8,000	$3,347,745	$126,000

(1)          For purposes of the above table, options are “in-the-money” if the market price of the common shares on December 31, 2005 (i.e., $54.75) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the common shares subject to the options on December 31, 2005 and the aggregate exercise price of such options.

Employment Arrangements

Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers. See also “Proposal 1—Election of Directors—Summary Compensation Table,” “—Option Grants in Last Fiscal Year,” “—Share-Based Award Agreements” and “—Report of Compensation Committee of the Board of Directors” for additional compensation information.

Constantine Iordanou

In January 2002, Mr. Iordanou was appointed to our Board of Directors and as chief executive officer of Arch Capital Group (U.S.) Inc., responsible for the general management and oversight of the U.S. insurance operations of Arch Capital Group (U.S.) Inc. and its affiliates. Effective August 1, 2003, Constantine Iordanou became president and chief executive officer of ACGL. His employment agreement currently provides for an annual base salary of $1,000,000, which is subject to review annually for increase at the discretion of the Board. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time. The target rate for the annual cash bonus is 100% of his annual base salary. Mr. Iordanou is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning (up to the maximum $7,500 annually); and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. Since Mr. Iordanou relocated to Bermuda, his employment agreement also provides for the use of any private aircraft owned or leased by the Company or such other reasonably comparable air transportation for travel between Bermuda and the New York Metropolitan area. The initial term of Mr. Iordanou’s employment agreement ends on January 1, 2007, but we or Mr. Iordanou may terminate his employment at any time. The agreement provides that it will be automatically extended for successive one-year periods after the initial five-year term unless either we or Mr. Iordanou gives at least 12 months notice of the intention not to renew.

The agreement provides that if Mr. Iordanou’s employment is terminated by his death, he will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum. His agreement also provides that if his employment is terminated due to his permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the Board, and an amount equal to 40% of his base salary payable in monthly installments during the period of his disability extending through the time period provided for in our disability plan. The agreement further provides that if we terminate Mr. Iordanou’s employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable over an 18-month period in equal monthly installments. Mr. Iordanou’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer). The agreement also provides that if Mr. Iordanou’s employment is terminated by us for cause or he resigns other than for good reason, he will receive his base salary through the date of termination.

Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Iordanou’s employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving benefits under the Company’s major medical insurance coverage. Further, Mr. Iordanou has agreed to extend the non-competition period for a period of 18 months in the event of termination due to the expiration of the five-year term of his agreement if he is paid an amount equal to two times his base salary and annual target bonus (payable in equal monthly installments over that period) and he remains covered by the Company’s major medical insurance plan. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

John D. Vollaro

Mr. Vollaro has been appointed as our executive vice president, chief financial officer and treasurer. Mr. Vollaro’s employment agreement currently provides for an annual base salary of $500,000. Mr. Vollaro is eligible to participate in an annual bonus plan on terms established from time to time by our Board. The target rate for the annual bonus is 100% of his annual base salary. Mr. Vollaro is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning (up to the maximum $7,500 annually); and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. The current term of his employment agreement ends on January 18, 2007, but we or Mr. Vollaro may terminate his employment at any time. Such agreement will be automatically extended for successive one-year periods after the term unless either we or Mr. Vollaro gives at least 60 days notice of the intention not to renew.

The agreement provides that if Mr. Vollaro’s employment is terminated without cause or for good cause, he will be entitled to receive an amount equal to the total remaining base salary which he would have been paid for the remainder of the employment term. The agreement also provides that if Mr. Vollaro’s employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he will be entitled to receive solely his base salary through the date of termination. The agreement further provides that if Mr. Vollaro’s employment is terminated by reason of death or permanent disability, he will also be entitled to receive his annual bonus prorated through the date of termination, provided that such bonus will not be less than the average annual bonus received for the preceding three years; and, if he has not received bonuses for three years, he will receive a prorated portion of the average of the bonuses received, if any, but not less than a prorated portion of 90% of his base salary.

Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation or leaving employment other than for good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro’s employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving his severance payments and benefits under our major medical insurance coverage. Further, Mr. Vollaro has agreed to a non-competition period of two years if his termination results from notice of the intent not to renew the agreement by us or Mr. Vollaro, and we agree in writing to pay him the sum of his annual base salary and target annual bonus for such period, payable in monthly installments over such period. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

Marc Grandisson

Mr. Grandisson was promoted to the position of chairman and chief executive officer of Arch Worldwide Reinsurance Group in November 2005. Previously, he served Arch Re (Bermuda) as president and chief executive officer from February 2005 to November 2005, president and chief operating officer from April 2004 to February 2005 and senior vice president, chief underwriting officer and chief actuary from October 2001 to April 2004. In connection with his promotion, Mr. Grandisson entered into a three-year employment agreement ending December 31, 2008 and his annual base salary was increased to $625,000. Mr. Grandisson’s annual base salary is subject to review annually for increase at the discretion of the Board. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Grandisson is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board. Mr. Grandisson is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. The term of his employment agreement ends on December 31, 2008, but we or Mr. Grandisson may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Grandisson gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Grandisson is terminated without cause or for good reason before December 31, 2008, he will be entitled to receive an amount equal to his annual base salary.

Mr. Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for the additional six-month period. Mr. Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

In consideration of his three-year employment commitment, in November 2005, Mr. Grandisson also was granted 50,000 restricted common shares and 80,000 stock options, each of which will vest to him on December 31, 2008 so long as he remains an employee of the Company on such date. In the event that his employment terminates due to his death or permanent disability or his employment is terminated by the Company without cause or he resigns for good reason, all of such shares and options will immediately vest. In the event of termination for any other reason, all unvested shares and unvested options will be forfeited. In addition, in the event that Mr. Grandisson is terminated for cause, all of his vested options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause, he resigns for good reason or his employment terminates due to death or permanent disability, Mr. Grandisson’s options will have a remaining term of three years following termination. In the event of termination for any other reason, all of such options will remain exercisable for a period of 90 days from termination.

Ralph E. Jones III

Mr. Jones serves as president and chief executive officer of Arch Insurance Group. Mr. Jones has also has served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position at ACGL, since September 2003. His employment agreement currently provides for an annual base salary of $625,000. The annual base salary is subject to review annually for increase at the discretion of the Board. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Jones is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board. Mr. Jones is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; and other benefits provided to senior executives of the Company. The initial term of his employment agreement ends on July 1, 2008. The employment agreement may be terminated at any time by us or for good reason by Mr. Jones. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Jones gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Jones is terminated without cause or for good reason, he will be entitled to receive an amount equal to two times his annual base salary plus his annual target bonus. If the employment agreement is terminated by us for cause, resignation by Mr. Jones from his position other than for good reason or as a result of his death or permanent disability, Mr. Jones is entitled to receive his annual base salary through the date of such termination.

Mr. Jones agreed that, during the employment period and for the period of two years after termination of employment for cause or if Mr. Jones resigns without good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If his employment is terminated by us without cause or by Mr. Jones with good reason, the non-competition period will extend for the period during which we pay Mr. Jones severance, as discussed above. In the event that the termination of employment is due to us or Mr. Jones giving written notice of their intention not to extend the employment agreement, the non-competition period will be 24 months following the date of such termination if we pay Mr. Jones his annual base salary and target annual bonus over such non-competition period. Mr. Jones also agreed that he will not, for a period of two years following termination, induce or attempt to induce any persons who were our employees during such non-solicitation period or within the six months prior thereto to leave his or her position with us or induce any customer to cease doing business with us.

Louis T. Petrillo

Mr. Petrillo serves as president and general counsel of Arch Capital Services Inc. The terms of his employment provide for an annual base salary of $350,000. The annual base salary is subject to review annually for increase at the discretion of the board. The target rate for the annual cash bonus for Mr. Petrillo is 75% of his annual base salary. Mr. Petrillo is eligible to receive an annual cash bonus and share-based awards at the discretion of the board and to participate in our employee benefit programs. The company or Mr. Petrillo may terminate his employment at any time. In connection with his employment as general counsel in 2000, we entered into a change in control arrangement with Mr. Petrillo which provides that upon involuntary termination (other than for cause) or constructive termination within 24 months following a change in control, Mr. Petrillo would be entitled to a payment equal to 2.0 times the sum of his annual base salary and target annual bonus. In addition, upon termination of his employment following a change in control, we will pay him a prorated portion of his target annual bonus for such year and continue health care, dental, disability and group-term and life insurance benefits for 24 months.

Share-Based Award Agreements

Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The February 2006 grants outlined in the Summary Compensation Table will vest over a three-year period, which is a longer vesting period than included in agreements for prior awards. As the Company’s operations continue to mature, the Company believes that longer vesting periods are consistent with the Company’s objectives to retain management and to align further the interests of management and the Company’s shareholders. Options awarded to executives are granted at 100% of the market value of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date.

Each award agreement expressly provides for the acceleration of the vesting of the applicable award and, in the case of stock options, adjustments to the option exercise period in the event the award recipient ceases to be an employee of the Company in certain circumstances. In the event that an employee’s employment terminates due to his death or permanent disability, unvested restricted shares and unvested stock options would immediately vest, and the employee or his/her estate may exercise the options for a period of three years. In the event that an employee’s employment is terminated by the Company for cause, all unvested restricted shares would be forfeited and all unvested and vested options would be forfeited. Commencing with grants on and after September 2004, in the event that an employee’s employment terminates (other than for cause) after retirement age, unvested shares and unvested options would continue to vest on the schedule set forth in the applicable agreement so long as the employee does not engage in a competitive activity. If the employee does engage in a competitive activity, then any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options. Commencing with the February 2006 grants, in the event that an employee’s employment is terminated by the Company other than for cause (or, in the case of Messrs. Iordanou, Vollaro, Grandisson and Jones, by the employee for good reason) within two years following a change in control, unvested shares and unvested options would immediately vest, and the options would have a remaining term of 90 days from termination. In the event of termination for any other reason, all unvested shares and unvested options would be forfeited, and the holder may exercise vested options for a period of 90 days from termination. For certain awards granted prior to February 2006, including grants made to certain of the named executive officers, the applicable agreements provided that, in the event of termination of employment by the Company without cause (or, in certain limited cases, by the employee for good reason), all unvested shares and unvested options would immediately vest, and the options would have a remaining term of three years following termination. The foregoing description is qualified in its entirety by reference to the award agreements.

Director Compensation

In light of the enhanced responsibilities of the members of the audit committee and other directors, on February 23, 2006, the Board of Directors of ACGL approved certain changes to the annual compensation arrangements of its non-employee director compensation arrangements, effective as of the 2006 annual general meeting of shareholders of ACGL. The updated compensation arrangements are outlined below (previous amounts are shown in parentheses).

Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $50,000 (previously $40,000). Each such director is entitled, at his option, to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives a meeting fee of $2,500 (no change) for each Board meeting attended and $1,000 (no change) for each committee meeting attended. In addition, each non-employee director serving as chairman of the audit committee receives an annual fee of $50,000 (previously $25,000), and other members of the audit committee receive an annual fee of $25,000 (previously $5,000). Each non-employee director serving as a chairman of a committee other than the audit committee receives an annual fee of $5,000 (no change).

Each year, the non-employee directors are also granted a number of restricted shares equal to $35,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares will vest on the first anniversary of the grant date.

In addition, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees. Directors who are also employees of ACGL or its subsidiaries receive no cash compensation for serving as directors or as members of Board committees.

Paul B. Ingrey

Mr. Ingrey currently serves on our Board of Directors and as chairman of ACGL. As chairman, he is principally responsible for assisting the Board of Directors in overseeing and monitoring our business and operations and will provide general stewardship to ACGL. He does not have any prescribed responsibilities for our day-to-day operations, and no operating personnel report directly to him.

Mr. Ingrey’s employment agreement provides for an annual base salary of $250,000. For 2005, he also received a bonus in the amount of $250,000. Mr. Ingrey is eligible to participate in our employee benefit programs and to use any private aircraft owned or leased by the Company for travel between Bermuda and his private residence. The initial term of his employment agreement ends on October 24, 2007, but we or Mr. Ingrey may terminate his employment at October 24, 2006 with at least 60 days prior notice. The agreement will be automatically extended for additional one-year periods on the same terms and conditions as the current employment agreement, unless we or Mr. Ingrey gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that the employment agreement will also terminate upon Mr. Ingrey’s death or permanent disability or for cause. In connection with these arrangements, Mr. Ingrey is not entitled to receive any of the compensation paid to our non-employee directors, as described above.

Mr. Ingrey agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for such additional six-month period. Mr. Ingrey also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

Report of the Compensation Committee of the Board of Directors

The compensation committee of our Board of Directors is responsible for developing and making recommendations to the Board with respect to all matters related to the compensation of our executive officers and establishing overall compensation policies for our employees. The following report summarizes our current compensation policies.

Compensation Philosophy

Our compensation program is designed to attract and retain executives who will contribute to our long-term success, to reward executives for achieving both our short and long-term strategic goals, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions and our performance.

The principal components of our compensation program are base salary, annual performance bonus and share-based incentives. In determining the amount and form of executive compensation, the compensation committee considers the competitive market for senior executives, the executive’s role in achieving our business objectives and our overall performance. As the executive’s level of responsibility increases, a greater portion of potential total compensation opportunity may be based on corporate performance.

The compensation committee believes that, in order for ACGL to remain competitive in attracting and retaining employees, the compensation committee intends for ACGL to pay total direct compensation

(i.e., base salary, annual bonus and long-term incentive grants) above the market median if ACGL’s performance meets return on equity targets and is superior to its peers. The compensation committee previously engaged a nationally recognized independent compensation consultant to assist in the review and evaluation of ACGL’s overall compensation structure and programs.

Base Salary

Base salaries reflect individual positions, responsibilities, experience and potential contribution to our success. Actual salaries vary according to the compensation committee’s subjective assessment of a number of factors in its review of base salaries of executives. The compensation committee periodically evaluates each individual’s job responsibilities and related compensation, and compares cash compensation practices to peer groups and other relevant compensation data to ensure that the Company’s compensation structure is consistent with its compensation philosophy. Base salary increases are based on individual and corporate performance and may reflect market and cost-of-living increases. The compensation committee believes that compensation for senior level employees should be weighted towards performance-based compensation. Consistent with this philosophy, the base salaries for all executive officers of the Company were not increased from 2005 year-end levels.

Annual Performance Bonus

Annual bonuses are based on corporate performance for the prior year and an evaluation of each employee’s respective contribution to our performance. As an employee’s responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.

Target performance bonus opportunities are generally established for employees upon the commencement of employment and are periodically reviewed by the compensation committee. An individual’s target performance bonus opportunity is expressed as a percentage of base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the Company as a whole.

We have established an incentive compensation plan in order to provide our employees with an opportunity to earn annual bonus compensation as an incentive and reward for their efforts to achieve our financial and strategic objectives. The plan combines two sets of performance measures: (1) a qualitative judgment about progress and performance each year based on a number of factors, including the management plan for such year and non-prescribed measures (“Target Bonus Approach”), and (2) a quantitative, formula- based measure (“Formula Approach”).

For 2005, the Target Bonus Approach was applied to Messrs. Iordanou, Vollaro, Jones and Petrillo. Under the Target Bonus Approach, performance is judged against the achievement of the strategic and financial objectives contained in the applicable management plan submitted to the Board for the year, peer group performance and other measures deemed applicable by the compensation committee. At the individual level, actual performance bonuses for each participant reflects both individual and segment performance. All performance assessments include both objective and subjective elements. For 2005, there was no predetermined weight given to specific performance criteria. Rather, the compensation committee’s evaluation involved a subjective balancing of the various measures of performance.

For 2005, the Formula Approach was applied to Mr. Grandisson, who served as president and chief executive officer of Arch Re (Bermuda) through November 2005, and all executives included in our reinsurance and insurance segments (other than Mr. Jones). Under the Formula Approach, a bonus pool is established for each of our reinsurance segment and our insurance segment based on performance during a given underwriting year. Under the plan, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants, over a 10-year development period. Accordingly, the amount that ultimately will be paid for performance in a given underwriting year  under the Formula Approach will be based on the overall results of the reinsurance segment and insurance segment, as applicable, as such results become known over the 10-year development period.

Long-Term Incentive Compensation

We believe that share-based awards are a particularly important component of compensation that correlates long-term individual motivation and reward to our performance. Our share-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the share price increases. Due to the variability of the share price, stock options, restricted shares and other share-based awards, which comprise a significant portion of executive compensation, are dependent upon our overall results and how we are perceived by our shareholders and the marketplace. Share-based awards vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards, and options awarded to executives are granted at 100% of the market value of the shares on the date of grant.

Share-based compensation grant levels and awards are reviewed and determined by the compensation committee periodically. Grants of share-based compensation are determined on the basis of a number of factors, including (1) corporate performance on an absolute basis (i.e., return on equity-based) and relative to ACGL’s peers and individual performance, (2) competitive total compensation and long-term incentive grant levels as determined in the market and (3) our share ownership objectives.

Based on the above factors, the compensation committee granted certain long-term incentive equity-based awards to senior level executives during 2005. As part of the review process, the compensation committee examined the competitiveness of compensation for senior executives, considered ACGL’s performance and reviewed ACGL’s current dilution and overhang relative to other companies. The awards consisted of restricted common shares and stock options, which, in each case, vest in three equal annual installments commencing on the first anniversary of the grant date. The stock options have a per share exercise price equal to the fair market value of a common share on the grant date and, subject to the applicable award agreements, will expire ten years from the grant date. Share-based awards granted to the named executive officers for services during 2005 are summarized under the captions “Proposal 1—Election of Directors—Summary Compensation Table” and “—Report of the Compensation Committee of the Board of Directors—CEO Compensation.” See also “Proposal 1—Election of Directors—Employment Arrangements.”

CEO Compensation

The compensation of Mr. Iordanou, our president and chief executive officer, is determined by the compensation committee in accordance with the compensation principles and plans described in this report, and is also governed by the terms of his employment agreement. Mr. Iordanou’s base salary of $1,000,000 per annum was established by the employment agreement entered into upon his joining the Company in January 2002. He has not received an increase in base salary since that time. Consistent with the compensation committee’s general compensation philosophy for senior executives, his compensation for 2005 was weighted significantly towards performance-based compensation in the form of a cash bonus payment and equity awards. The compensation committee believes that the performance-based compensation components of his total compensation, together with his beneficial ownership position in the Company, align his interests with the long-term interests of the Company and its shareholders.

In determining the discretionary portion of his compensation, the compensation committee evaluates Mr. Iordanou’s contributions toward creation and enhancement of shareholder value. The compensation committee considers objective factors, such as the achievement of certain strategic, financial and operational goals, as well as subjective factors, such as his dedication and leadership abilities. Under

Mr. Iordanou’s leadership, the Company performed relatively well in 2005, a challenging year for the insurance and reinsurance industry which experienced significant losses from several natural catastrophes during the second half of 2005. The Company’s diluted book value per share increased to $33.82 at December 31, 2005, a 9.0% increase from $31.03 per share at December 31, 2004, and the Company’s net income of $256.5 million represented a 10.9% return on average equity. In 2005, the Company’s gross written premiums increased 9.5% to $4.01 billion and net premiums written increased 5.3% to $3.14 billion.

Based on the above, Mr. Iordanou received a cash bonus of $2,500,000 for 2005 performance. He also was granted 20,000 restricted common shares and 150,000 stock options with a per share exercise price of $56.27 per share, each of which will vest in three equal annual installments commencing on the first anniversary of the grant date. See “Proposal 1—Election of Directors—Summary Compensation Table” and “—Employment Arrangements.”

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the chief executive officer and four other most highly compensated executive officers to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs the chief executive officer or one of the four other most highly compensated executive officers. Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent reasonable, our executive officers’ compensation for deductibility under applicable tax laws. However, the compensation committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the compensation committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The compensation committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.

COMPENSATION COMMITTEE
John L. Bunce, Jr. (chairman)
Kewsong Lee
James J. Meenaghan
Robert F. Works

Performance Graph

The following graph compares the cumulative total shareholder return on our common shares for  each of the last five years through December 31, 2005 to the cumulative total return, assuming reinvestment of dividends, of (1) Standard & Poor’s (“S&P”) 500 Composite Stock Index (“S&P 500 Index”) and (2) the S&P 500 Property & Casualty Insurance Index. The share price performance presented below is not necessarily indicative of future results.

CUMULATIVE TOTAL SHAREHOLDER RETURN(1)(2)

(1)          Stock price appreciation plus dividends.

(2)          The above graph assumes that the value of the investment was $100 on December 31, 2000. The closing price for our common shares on December 31, 2005 (i.e., the last trading day in 2005) was $54.75.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information available to us as of March 14, 2006 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of ACGL and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Please note that this table addresses ownership of voting shares; it does not address the voting power of those shares, which, in some cases, is different from the percentage set forth below.

	Common Shares
	(A)	(B)	(C)
Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Rule 13d-3 Percentage Ownership (1)	Fully-Diluted Percentage (2)
Warburg Pincus(3)	22,910,478	31.0%	28.6%
c/o 466 Lexington Avenue
New York, New York 10017
HFCP IV (Bermuda), L.P
(Bermuda)Ltd.(4)	7,533,276	10.2	9.4
c/o Appleby Corporate Services
Canon’s Court
22 Victoria Street
Hamilton HM 12, Bermuda
H&F International Partners IV-A
(Bermuda), L.P.(4)	1,236,264	1.7	1.6
c/o Appleby Corporate Services
(Bermuda) Ltd.
Canon’s Court
22 Victoria Street
Hamilton HM 12, Bermuda
H&F International Partners IV-B
(Bermuda), L.P.(4)	408,402	0.6	0.5
c/o Appleby Corporate Services
(Bermuda) Ltd.
Canon’s Court
22 Victoria Street
Hamilton HM 12, Bermuda
H&F Executive Fund IV
(Bermuda), L.P.(4)	170,102	0.2	0.2
c/o Appleby Corporate Services
(Bermuda) Ltd.
Canon’s Court
22 Victoria Street
Hamilton HM 12, Bermuda
BAMCO Inc.(5)	4,158,242	5.6	5.2
767 Fifth Avenue
New York, New York 10153

	Common Shares
	(A)	(B)	(C)
Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Rule 13d-3 Percentage Ownership (1)	Fully-Diluted Percentage (2)
Constantine Iordanou(6)	932,538	1.3	1.4
Paul B. Ingrey(7)	767,697	1.0	1.0
Peter A. Appel(8)	724,250	1.0	*
Wolfe “Bill” H. Bragin(9)	6,834	*	*
John L. Bunce, Jr.(10)	9,414,905	12.8	11.8
Sean D. Carney(11)	22,915,953	31.0	28.6
Kewsong Lee(12)	22,921,149	31.0	28.6
James J. Meenaghan(13)	30,221	*	*
John M. Pasquesi(14)	1,579,242	2.1	2.0
David R. Tunnell(15)	9,370,407	12.7	11.8
Robert F. Works(16)	33,080	*	*
John D. Vollaro(17)	181,017	*	*
Marc Grandisson(18)	152,412	*	*
Ralph E. Jones III(19)	126,933	*	*
Louis T. Petrillo(20)	89,276	*	*
All directors and executive officers (16 persons)(21)	37,017,559	47.9%	48.4%

*                    Denotes beneficial ownership of less than 1.0%

(1)          Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 14, 2006. Therefore, column (B) has been computed based on (a) 73,817,043 common shares actually outstanding as of March  14, 2006 and (b) common shares that may be acquired within 60 days of March 14, 2006 upon the exercise of options held only by the person whose Rule 13d-3 Percentage Ownership of common shares is being computed.

(2)          Amounts shown under column (C) in the above table have been computed based on (a) 73,817,043 common shares actually outstanding as of March 14, 2006, (b) common shares that may be acquired upon the exercise of all outstanding options, whether or not such options are exercisable within 60 days held by all persons, and (c) 95,870 restricted common share units. As of March 14, 2006, there were outstanding options to purchase an aggregate of 6,087,874 common shares.

(3)          The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. (“WP VIII Bermuda”), Warburg Pincus (Bermuda) International Partners, L.P. (“WPIP Bermuda”) and Warburg Pincus Netherlands International Partners I, C.V. (“WPIP Netherlands I”). Warburg Pincus (Bermuda) Private Equity Ltd. (“WP VIII Bermuda Ltd.”) is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd. (“WPIP Bermuda Ltd.”) is the sole general partner of WPIP Bermuda. Warburg, Pincus Partners, LLC is the sole general partner of WPIP Netherlands I. WP VIII Bermuda, WPIP Bermuda and WPIP Netherlands I are managed by Warburg Pincus LLC (“WP LLC”). Charles R. Kaye and Joseph P. Landy are Managing Members of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all of the shares of ACGL held by the Warburg Pincus entities.

(4)          The security holders are HFCP IV (Bermuda) L.P., H&F International Partners IV-A (Bermuda), L.P., H&F International Partners IV-B (Bermuda), L.P. and H&F Executive Fund IV (Bermuda), L.P. (collectively, the “Partnerships”). H&F Investors IV (Bermuda), L.P. (“HFI IV Bermuda”) is the sole general partner of the Partnerships. H&F Corporate Investors IV (Bermuda), Ltd. (“HFCI Bermuda”) is the sole general partner of HFI IV Bermuda. As a result, HFCI Bermuda and HFI IV Bermuda may be deemed to control the Partnerships. Share counts exclude 9,787 common shares and

5,100 options to acquire common shares granted to John L. Bunce, Jr. and David Tunnell in consideration for their service as directors of ACGL that are held proportionately for the benefit of the Partnerships. The foregoing is based on a Form 4 filed jointly on behalf of the Partnerships with the SEC on January 3, 2006, and Form 4s filed by each of Mr. Bunce and Mr. Tunnell with the SEC on November 30, 2005.

(5)          Based upon a Schedule 13G/A filed with the SEC on February 14, 2006 jointly by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (collectively with BCG, BAMCO and BCM, the “Baron Group”). In the Schedule 13G/A, the Baron Group reported that BCG and Ronald Baron are parent holding companies, and that BAMCO and BCM are each investment advisors. In addition, the Schedule 13G/A reported that (i) BCG has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 3,951,842 common shares and shared dispositive power with respect to 4,158,242 common shares, (ii) BAMCO has shared voting power with respect to 3,686,000 common shares and shared dispositive power with respect to 3,868,500 common shares, (iii) BCM has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 265,842 common shares and shared dispositive power with respect to 289,742 and (iv) Ronald Baron has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 3,951,842 common shares and shared dispositive power with respect to 4,158,242 common shares.

(6)          Amounts in columns (A) and (B) reflect (a) 357,038 common shares owned directly by Mr. Iordanou (including 355,797 restricted shares, which are subject to vesting), (b) 505,000 common shares issuable upon exercise of currently exercisable options and 60,000 common shares held by a grantor retained annuity trust (“GRAT”) and (c) 10,500 common shares owned directly by Mr. Iordanou’s children. The amount in column (C) includes (a) 17,668 restricted common share units which will be settled in common shares of ACGL after the termination of Mr. Iordanou’s employment and (b) 190,000 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof, 40,000 of which have been transferred to the GRAT. Mr. Iordanou disclaims beneficial ownership of all shares owned by his children.

(7)          Amounts in columns (A) and (B) and (C) reflect (a) 345,290 common shares owned directly by Mr. Ingrey and (b) 422,407 common shares issuable upon exercise of currently exercisable options.

(8)          Amounts in columns (A), (B) and (C) reflect (a) 201,843 common shares owned directly by Mr. Appel (including 875 restricted shares, which are subject to vesting) and (b) 522,407 common shares issuable upon exercise of currently exercisable options.

(9)          Amounts in columns (A), (B) and (C) reflect (a) 4,159 common shares owned by a trust, with Mr. Bragin as the sole beneficiary and his spouse as the sole trustee, (b) 875 restricted shares, which are subject to vesting, and (c) 1,800 common shares issuable upon exercise of currently exercisable options.

(10)   Amounts in all columns include 9,348,044 common shares held by the entities listed in note (4). Mr. Bunce disclaims beneficial ownership of these shares, except to the extent of his indirect pecuniary interest therein. Mr. Bunce serves as an officer and 9.9% shareholder of HFCI Bermuda. Share count includes 57,129 common shares owned directly by Mr. Bunce. Share count also includes (a) 6,432 common shares (including 875 restricted shares, which are subject to vesting) and (b) 3,300 common shares issuable upon exercise of currently exercisable options, which are held proportionately for the benefit of the Partnerships.

(11)   Amounts in all columns include 22,910,478 common shares held by or for the benefit of the entities listed in note (3). Mr. Carney is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Carney are included because he is a member of our Board and is affiliated with these Warburg Pincus entities. Share count also includes (a) 5,175 common shares owned directly by Mr. Carney (including 875 restricted shares, which are subject to vesting) and (b) 300 common shares issuable upon exercise of currently exercisable options. Mr. Carney disclaims beneficial ownership of all shares owned by the Warburg Pincus entities.

(12)   Amounts in all columns include 22,910,478 common shares held by or for the benefit of the entities listed in note (3). Mr. Lee is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. All shares indicated as owned by Mr. Lee are included because he is a member of our Board and is affiliated with these Warburg Pincus entities. Share count also includes (a) 7,371 common shares owned directly by Mr. Lee (including 875 restricted shares, which are subject to vesting) and (b) 3,300 common shares issuable upon exercise of currently exercisable options. Mr. Lee disclaims beneficial ownership of all shares owned by the Warburg Pincus entities.

(13)   Amounts in columns (A), (B) and (C) reflect (a) 11,921 common shares owned directly by Mr. Meenaghan (including 875 restricted shares, which are subject to vesting) and (b) 18,300 common shares issuable upon exercise of currently exercisable options.

(14)   Amounts in columns (A), (B) and (C) reflect (a) 424,268 common shares owned directly by Otter Capital, LLC, for which Mr. Pasquesi serves as the managing member, (b) 28,555 common shares owned directly by Mr. Pasquesi (including 875 restricted shares, which are subject to vesting) and  (c) 1,126,419 common shares issuable upon exercise of currently exercisable options.

(15)   Amounts in all columns include 9,348,044 common shares held by the entities listed in note (4). Mr. Tunnell disclaims beneficial ownership of these shares, except to the extent of his indirect pecuniary interest therein. Mr. Tunnell serves as an officer and 9.9% shareholder of HFCI Bermuda. Share count includes 17,208 common shares owned directly by Mr. Tunnell. Share count also includes (a) 3,355 common shares owned directly by Mr. Tunnell (including 875 restricted shares, which are subject to vesting) and (b) 1,800 common shares issuable upon exercise of currently exercisable options, which are held proportionately for the benefit of the Partnerships.

(16)   Amounts in columns (A), (B) and (C) reflect (a) 11,780 common shares owned directly by Mr. Works (including 875 restricted shares, which are subject to vesting) and (b) 21,300 common shares issuable upon exercise of currently exercisable options.

(17)   Amounts in columns (A) and (B) reflect (a) 69,350 common shares owned directly by Mr. Vollaro (including 8,000 restricted shares, which are subject to vesting) and (b) 111,667 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 53,333 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(18)   Amounts in columns (A) and (B) reflect (a) 93,578 common shares owned directly by Mr. Grandisson (including 67,882 restricted shares, which are subject to vesting) and (b) 58,834 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 110,666 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(19)   Amounts in columns (A) and (B) reflect (a) 100 common shares owned directly by Mr. Jones, (ii) 166 common shares owned by his spouse and (b) 126,667 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes (a) 65,571 restricted common share units (8,892 of which are subject to vesting) which will be settled in common shares of ACGL after the termination of Mr. Jones’ employment as provided in the award agreement and (b) 43,333 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(20)   Amounts in columns (A) and (B) reflect (a) 13,276 common shares owned directly by Mr. Petrillo (including 3,916 restricted shares, which are subject to vesting) and (b) 76,000 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 22,000 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(21)   Includes an aggregate of 30,167 common shares, including common shares issuable upon exercise of currently exercisable stock options beneficially owned by one executive officer of ACGL who is not a director of ACGL. The amount in column (C) includes 39,333 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common shares. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2005, except for one Form 4 filed late on behalf of each of Mr. Jones and Mr. Grandisson (with respect to 166 and 220 shares, respectively, acquired by family members).

Certain Relationships and Related Transactions

Pursuant to an agreement, dated September 6, 2005, ACGL and Robert Clements, former chairman of the Board of Directors of ACGL, terminated all consulting and related payment obligations under a consulting agreement, dated as of March 17, 2005, between ACGL and Mr. Clements which had a term extending through December 31, 2009. Pursuant to the agreement, ACGL made payments to, and on behalf of, Mr. Clements in the aggregate amount of $1.4 million and wrote-off fixed assets of $0.5 million related to the agreement in 2005.

In December 2005, Marc Grandisson succeeded Dwight Evans as the chairman and chief executive officer of Arch Worldwide Reinsurance Group. In connection with Mr. Evans’ departure from ACGL, on December 5, 2005, ACGL and Mr. Evans entered into an agreement pursuant to which Mr. Evans received a payment in the amount of $4.9 million, which is inclusive of all earned but unpaid incentive compensation. Among other things, the agreement also provides that certain medical benefits will remain in effect for Mr. Evans and his covered dependents for one year and that Mr. Evans will be reimbursed for certain relocation and other expenses.

In connection with the Company’s information technology initiative in 2002, we entered into arrangements with two software companies, which provide document management systems and information and research tools to insurance underwriters, in which John Pasquesi, vice chairman of ACGL’s board of directors, holds a minority ownership interest. One of the agreements was terminated in July 2005, and the other arrangement is variable based on usage. We made payments of approximately $0.5 million under such arrangements during 2005.

In November 2005, Hellman & Friedman Capital Partners V, L.P. and its related funds acquired a majority interest in GeoVera Insurance Group Holdings, Ltd., an insurance holding company that provides non-admitted homeowners insurance in Florida and Texas, among other states, and admitted residential earthquake insurance in California and Washington through its subsidiaries, USF&G Specialty Insurance Company, GeoVera Insurance Company and Pacific Select Property Insurance Company. In March 2005, prior to such acquisition, the Company had previously assumed a minority participation on a reinsurance treaty that provides protection to such insurance subsidiaries and under which the Company recorded approximately $400,000 of written premiums in its 2005 financial statements. Such treaty expired in February 2006.

From 2003 to 2005, the Nasdaq Insurance Agency, LLC, which is wholly owned by The Nasdaq Stock Market, Inc. (“Nasdaq”), produced approximately $1.2 million in written premium for the Company and, in return, received from the Company commissions aggregating approximately $120,000. Hellman & Friedman Capital Partners IV, L.P. and its related funds collectively beneficially own approximately 22.9% of Nasdaq and also have a board designee on the Board of Directors of Nasdaq under related shareholders arrangements.

The Company has purchased office furniture from Knoll, Inc., a publicly-traded designer and manufacturer of office furniture. In 2005, the Company purchased furniture for an aggregate purchase price of approximately $1.0 million. Funds affiliated with Warburg Pincus LLC own approximately 33% of Knoll and representatives of Warburg Pincus LLC, including Mr. Lee, serve on the Board of Directors of Knoll.

Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is partner in the law firm of Conyers Dill & Pearman, which provides legal services to the Company and its subsidiaries.

PROPOSAL 2—ELECTION OF SUBSIDIARY DIRECTORS

Under our bye-law 75, the boards of directors of any of our subsidiaries that is incorporated in Bermuda, Cayman Islands and any other subsidiary designated by our Board of Directors, must consist of persons who have been elected by our shareholders as Designated Company Directors.

The persons named below have been nominated to serve as Designated Company Directors of our non-United States subsidiaries indicated below. Unless authority to vote for this nominee is withheld, the enclosed proxy will be voted for this nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that this nominee is unable or declines to serve.

Arch Reinsurance Ltd.	Arch Capital Holdings Ltd.
Marc Grandisson	Graham B. Collis
Nicolas Papadopoulo	John D. Vollaro
Maamoun Rajeh
Arch Insurance Company (Europe) Ltd.	Arch Risk Transfer Services Ltd. Alternative Re Holdings Limited Alternative Re Limited Alternative Insurance Company Limited Alternative Underwriting Services, Ltd.
James J. Ansaldi	James J. Ansaldi
Ralph E. Jones III	Graham B. Collis
Thomas G. Kaiser	John D. Vollaro
Mark D. Lyons
Nicholas J. Metcalf
Martin J. Nilsen
Michael Quinn
Paul S. Robotham
Robert T. Van Gieson

Arch Investment Management Ltd.	Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated in this Proposal 2)
Constantine Iordanou	Marc Grandisson
John D. Vollaro	Nicolas Papadopoulo
W. Preston Hutchings	Maamoun Rajeh

Mr. Ansaldi, 54, has served as president of the insurance division of Arch Insurance (Bermuda), a division of Arch Re (Bermuda) since 2002. Prior to joining Arch, Mr. Ansaldi was an executive vice president at Aon in Bermuda from 2000. From 1988 to 2000, he served as a senior vice president at XL Insurance Company. Mr. Ansaldi holds a B.S. degree and an M.S. degree from St. John’s University.

Mr. Collis, 46, has practiced law at Conyers Dill & Pearman in Bermuda since 1992, where he has been a partner since 1995. Mr. Collis obtained a Bachelor of Commerce Degree from the University of Toronto and received his Law Degree from Oxford University in 1985.

Mr. Grandisson, 38, has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005. Prior to November 2005, he served as president and chief executive officer of Arch Re (Bermuda) from February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

Mr. Hutchings, 49, has served as Senior Vice President and Chief Investment Officer of ACGL since August 2005. Prior to joining ACGL, Mr. Hutchings was Senior Vice President and Chief Investment Officer of RenaissanceRe Holdings Ltd. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Capital in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College in Clinton, New York, and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

Mr. Iordanou, 56, has been president and chief executive officer of ACGL since August 2003 and a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. He holds an aerospace engineering degree from New York University.

Mr. Jones, 49, joined Arch Insurance Group Inc. (“Arch Insurance Group”) as president and chief executive officer on July 1, 2003. Mr. Jones has also served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL, since September 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the

Chubb Group of Insurance Companies. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

Mr. Kaiser, 59, joined Arch Insurance Group in June 2002 as president of the Property, Energy, and Marine Division. Prior to joining Arch, Mr. Kaiser served as president and chief executive officer of Zurich Corporate Solutions, Zurich, from September 1999 to May 2002 and as president and chief executive officer of Enterprise Risk, a unit of Zurich U.S. from February 1998 to September 1999. From 1993 to February 1998, Mr. Kaiser was employed by American International Group, where he held several positions including vice president of AIG Foreign General, president of AIU Energy Division and president of Star Technical Risk Agency. From 1975 to 1993, Mr. Kaiser held various positions with Arkwright Mutual, including senior vice president and area manager. Mr. Kaiser holds B.S. and M.A. degrees from the State University of New York.

Mr. Lyons, 49, serves as executive vice president of group operations and chief actuary of Arch Insurance Group. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Mr. Metcalf, 49, has been Senior Vice President and Director of Underwriting of Arch Insurance Company (Europe) Limited (“Arch Europe”) since October 2004. Prior to joining Arch Europe, Mr. Metcalf served as Chief Executive of XL London Market, and additionally had responsibility for their global marine and offshore energy, equine, fine art and specie lines. His insurance career started in 1977 at Willis Faber & Dumas as a broker. From 1987 to 2004, he was an underwriter at Alston Brockbank Agencies (which became XL London Market).

Mr. Nilsen, 56, joined Arch Insurance Group in November 2002 as senior vice president and general counsel, and became secretary in May 2003. Prior to joining Arch, Mr. Nilsen practiced law with the firm of Edwards & Angell LLP from December 1999 to November 2002, as counsel and partner-in-charge of the New York office. From April 1995 to December 1999, Mr. Nilsen was a partner in the firm of Wilson, Elser, Moskowitz, Edelman & Dicker LLP, in the firm’s New York office. Mr. Nilsen was also a partner in the New York firm of Bigham Englar Jones & Houston from January 1994 until April 1995, and practiced law with the firm of LeBoeuf, Lamb, Greene & MacRae LLP from June 1984 until December 1993. From November 1981 until May 1984, Mr. Nilsen was associated with the firm of Trubin Sillcocks Edelman & Knapp in New York. From August 1978 to November 1981, he was a member of the Continental Insurance Companies’ law department in New York, where he was counsel, and from October 1975 to August 1978, he was an attorney with Lawyers Title Insurance Corporation. Mr. Nilsen holds B.A. and J.D. degrees from St. John’s University.

Mr. Papadopoulo, 43, has served as president and chief executive officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as Chief Underwriting Officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a senior property underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including executive vice president and chief underwriting officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a fellow at the French Actuarial Society.

Mr. Quinn, 64, serves on the board of directors of Arch Europe and has been a partner at Crobern Management Partnership, an investment company specializing in the healthcare sector. Since 1992, he has also served as chairman and chief executive officer, as well as a director of Myerson L.L.C., a manufacturer of dentures and related products, since 2002. From 1997 to 2002, he was president, chief executive officer and a director of Austenal Inc., which manufactures products and systems used in the manufacture of dental prosthetics. From 1992 to 1997, he was a director, chairman and chief executive officer of International Medical Specialties, a marketer and distributor of medical specialty products. Mr. Quinn also served as President and Chief Executive Officer of Southam Graphics Ltd. from 1987 to 1992. From 1963 to 1987, Mr. Quinn held various positions at Baxter International Inc.

Mr. Rajeh, 35, has served as the Chief Underwriting Officer of Arch Re (Bermuda) since November 2005. He joined Arch Re (Bermuda) in 2001 as an underwriter. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in numerous business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.

Mr. Robotham, 41, has been Senior Vice President and Chief Financial Officer of Arch Europe since October 2005. Mr. Robotham joined Coopers & Lybrand in 1986 where he qualified as a Chartered Accountant in 1989. His insurance career began in 1990, when he joined the finance team at Hiscox Syndicates until 1994. He served as Finance Director of a Lloyds’ insurance broker until 1996, when he joined Odyssey Re as Head of UK Reporting. From 2000 until joining Arch Europe, he served as Chief Financial Officer of Zurich Corporate Solutions at Zurich Insurance Company.

Mr. Van Gieson, 60, has been president, chief executive officer and a director of Arch Europe since November 2003. Mr. Van Gieson was retired from 1999 until 2003, when he joined the company as president and chief executive officer of Arch Capital UK Ltd. From 1996 to 1999, Mr. Van Gieson served as a senior vice president of CNA Financial, with responsibilities as the chief executive officer for its global operations. Prior to joining CNA, Mr. Van Gieson was employed by Chubb & Son from 1967 until 1996, where he held various senior executive positions, including chairman and chief executive officer of Chubb Insurance Company of Europe, from 1990 to 1996, and president of Chubb Insurance Company of Canada from 1983 to 1990. Mr. Van Gieson holds a B.S. degree from Seton Hall University, and attended the Harvard Business School Program for Management Development.

Mr. Vollaro, 61, has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

Required Vote

The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for the election of Designated Company Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors is required by law to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accounting firm. The audit committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2006. While shareholder ratification is not required by the Company’s bye-laws or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as part of good corporate governance practices. If the shareholders fail to ratify the selection, the audit committee may, but is not required to, reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The Board of Directors proposes and recommends that the shareholders ratify the selection of the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of ACGL for the year ending December 31, 2006. PricewaterhouseCoopers LLP has served as ACGL’s independent registered public accounting firm from our inception in June 1995 to the present. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2006. A representative of PricewaterhouseCoopers LLP will attend the annual general meeting and will have an opportunity to make a statement and respond to appropriate questions.

Principal Auditor Fees and Services

The following summarizes the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered in 2005 and 2004, except that Audit Fees also includes amounts incurred but not yet billed:

	2005	2004
Audit Fees(1)	$4,793,399	$6,350,335
Audit Related Fees(2)	164,354	586,916
Tax Fees(3)	174,905	251,979
All Other Fees(4)	3,345	945
	$5,136,003	$7,190,175

(1)          For 2005 and 2004, Audit Fees consisted primarily of fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements. In 2004, approximately $3.5 million of such Audit Fees related to the audit of management’s assessment of its internal control over financial reporting.

(2)          For 2005, Audit Related Fees consisted of the audit of the Company’s benefit plans and other miscellaneous audit-related services. For 2004, Audit Related Fees consisted of (i) $396,860 for the audit of the Company’s benefit plans and other audit related services and (ii) $190,056 related to implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

(3)          Tax Fees consisted primarily of fees for tax compliance, tax advice and tax planning.

(4)          All Other Fees consisted of fees for the licensing of an accounting research software tool.

The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The audit committee approves all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the audit committee at it next scheduled meeting.

Required Vote

The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2006.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL GENERAL MEETING

All proposals of security holders intended to be presented at the 2007 annual general meeting of shareholders must be received by the Company not later than December 2, 2006 for inclusion in our proxy statement and form of proxy relating to the 2007 annual general meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before February 17, 2007. Notices of intention to present proposals at next year’s annual general meeting should be addressed to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

In addition, our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days’ notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Our bye-laws require that notices of shareholder proposals or nominations set forth the following information with respect to each proposal or nomination and the shareholder making such proposal or nomination: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each such nominee to serve as a director of ACGL if so elected.

A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.

Shareholders are entitled to receive, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2005. Please direct such requests to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

Appendix A

ARCH CAPITAL GROUP LTD.

Audit Committee Charter

Organization

The Audit Committee of the Board of Directors of Arch Capital Group Ltd. (the “Company”) shall be composed of three or more Directors. Each member of the Audit Committee shall meet the then independence requirements of the Securities and Exchange Commission (the “SEC”) and National Association of Securities Dealers, Inc. (the “NASD”) (unless otherwise permitted by the then independence requirements of the SEC and NASD) and shall otherwise be independent of management and the Company and free of any relationship which, in the opinion of the Board of Directors, would interfere with the Director’s exercise of independent judgment as an Audit Committee member.

Audit Committee members shall be appointed by and may be replaced by the Board of Directors. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement in accordance with the audit committee requirements of the NASD. It is expected that at least one member of the Audit Committee shall be a financial expert as defined by the SEC.

Purpose

The primary purpose of the Audit Committee is to assist the Board of Directors in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee is also responsible for producing an annual report for inclusion in the Company’s proxy statement.

It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

The Audit Committee shall also function as the Company’s Qualified Legal Compliance Committee (“QLCC”) under applicable SEC rules and shall have all the rights and powers necessary, and authorities and responsibilities to act as QLCC, including those set forth in such rules.

Meetings

The Audit Committee shall meet on a regular basis and is empowered to hold special meetings as circumstances require, and shall make regular reports to the Board of Directors. In order to foster open communications, the Audit Committee shall meet regularly with management and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately.

Committee Authority and Responsibilities

Retention and Oversight of Auditors

1.   The Audit Committee shall have the sole authority to appoint and replace the independent auditors.

2.   The Audit Committee shall have direct responsibility for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting).

Independence of Auditors

3.   The Audit Committee shall obtain from the independent auditors each year a formal written statement delineating all relationships between the independent auditors and the Company.

4.   The Audit Committee shall periodically engage in a dialogue with the independent auditors regarding any disclosed relationships or services which may impact the objectivity and independence of the independent auditors.

5.   The Audit Committee shall pre-approve all audit and permitted non-audit services to be provided to the Company by the independent auditors (or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible) in accordance with the rules and regulations of the SEC. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permitted non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its next scheduled meeting.

6.   Based on a review of the independent auditors’ formal statement and reports and the Audit Committee’s dialogue with the independent auditors, the Audit Committee shall make a determination regarding the independence of the independent auditors and take other appropriate action, or recommend that the Board of Directors take such action.

Review of Financial Statements and Disclosures

7.   The Audit Committee shall review with Company management and the independent auditors the proposed overall scope of the Company’s annual audit, the adequacy and integrity of the Company’s system of internal controls, including information technology security and control, and the Company’s audited financial statements and related disclosures.

8.   The Audit Committee shall discuss with the independent auditors their judgments about the quality (and not merely the acceptability) of the Company’s accounting principles as applied in its financial reporting.

9.   The Audit Committee shall review with the independent auditors significant changes in accounting principles and practices.

10.   The Audit Committee shall, prior to the filing of an audit report with the SEC, obtain from the independent auditors reports on all critical accounting policies and practices to be used, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors.

11.   The Audit Committee shall, prior to the filing of an audit report with the SEC, obtain from the independent auditors any other material written communications between the independent auditors and management, including a schedule of unadjusted audit differences.

12.   The Audit Committee shall review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Compliance and Ethics and Related Procedures

13.   The Audit Committee shall establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

14.   The Audit Committee shall review periodically with management and independent auditors any codes, programs, standards or policies adopted by the Company from time to time which seek to ensure that the business of the Company is conducted in an ethical and legal manner, as well as the systems established by the Company to monitor compliance with such codes, programs, standards or policies. Such reviews will be undertaken in the manner and not less frequently than required by the terms of the applicable code, program, standard or policy.

15.   The Audit Committee shall adopt written procedures for the confidential receipt, retention and consideration of any report or evidence of a material violation of SEC Rule 205 relating to QLCCs.

Internal Audit

16.   The Audit Committee shall review with management and internal audit the charter, plans, activities, staffing and organizational structure of the internal audit function. The Audit Committee shall review the effectiveness of the internal audit function and shall, on a regular basis, meet separately with the internal audit representatives.

Regulatory Matters

17.   The Audit Committee shall review with the Company’s counsel any legal and regulatory matters that may have a material impact on the Company’s financial statements.

18.   The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

19.   The Audit Committee shall review and assess compliance with all applicable rules and regulations of the SEC and NASD specifically applicable to the composition and responsibilities of the Audit Committee.

Certain Authorities

20.   The Audit Committee shall engage independent counsel and other advisers as it determines necessary or appropriate to carry out its duties.

21.   The Audit Committee is empowered to seek any information it requires from employees.

Other Responsibilities

22.   The Audit Committee shall perform such other activities as the Board of Directors may from time to time deem necessary or appropriate.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ARCH CAPITAL GROUP LTD.

May 3, 2006

Please vote, date and
sign below and return
promptly in the
enclosed envelope.

Please detach.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH BELOW.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	To elect the nominees listed as Class II Directors of the Company for a term of three years.		2.	To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.

		NOMINEES			NOMINEES:
☐	FOR ALL NOMINEES	Constantine Iordanou	☐	FOR ALL NOMINEES	James J. Ansaldi	Nicholas J. Metcalf
		James J. Meenaghan			Graham B. Collis	Martin J. Nilsen
☐	WITHHOLD AUTHORITY	John M. Pasquesi	☐	WITHHOLD AUTHORITY	Marc Grandisson	Nicolas Papadopoulo
	FOR ALL NOMINEES			FOR ALL NOMINEES	W. Preston Hutchings	Michael Quinn
☐	FOR ALL EXCEPT				Constantine Iordanou	Maamoun Rajeh
	(See instructions below)		☐	FOR ALL EXCEPT	Ralph E. Jones III	Paul S. Robotham
				(See instructions below)	Thomas G. Kaiser	Robert T. Van Gieson
INSTRUCTION:	To WITHHOLD authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to WITHHOLD, as shown here:				Mark D. Lyons	John D. Vollaro
				INSTRUCTION:	To WITHHOLD authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to WITHHOLD, as shown here:

					FOR	AGAINST	ABSTAIN
			3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending	☐	☐	☐
December 31, 2006.

The undersigned hereby acknowledges receipt of the proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31,

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐		2005, and hereby revokes all previously granted proxies.

Signature of Shareholder		Date:		Signature of Shareholder		Date:
Note:

This proxy must be signed exactly as the name appears hereon.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by duly authorized officer, giving full title as such.  If a partnership, please sign in partnership name by authorized person.

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL GENERAL MEETING OF

SHAREHOLDERS ON MAY 3, 2006

This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the “Company”). The undersigned hereby appoints Constantine lordanou and John D. Vollaro as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 28, 2006, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on May 3, 2006 and any adjournment thereof, upon all matters that may properly come before the annual general meeting. All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual meeting.

(Continued and to be signed on the reverse side)

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